UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 13, 2006

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2006, the Compensation and Pension Committee of the Board of Directors (the “Compensation Committee”) granted Long-Term Incentive Awards pursuant to the 2006-2008 Long-Term Incentive Plan (the “2006-2008 LTIP”) under the Company’s Stock Incentive Plan. The 2006-2008 LTIP is intended to reward the achievement of specific long-term objectives. Under this program, certain executives, including four of the Named Executive Officers (as defined in Regulation S-K Item 402(a)), are eligible for an award denominated in cash, but payable in cash, Class A Common Stock of the Company or a combination of the two, at the end of the three-year period based on the achievement of two objectives. The Compensation Committee has established operating income and market share as the performance measures for the 2006 through 2008 period. If the aggregate attainment based upon the two performance measures is below the Minimum level (30% of Target), the 2006-2008 LTIP will be funded at the Minimum level if the Company’s return on invested capital is at or above the median average of the return on invested capital of the peer companies included in the S&P Technology Index (or, if such index is no longer available, another appropriate index as determined by the Compensation Committee). The Compensation Committee also may use negative discretion in determining any payment to participants under the 2006-2008 LTIP. The Minimum, Target and Maximum award amounts for each of the Named Executive Officers receiving an award is set forth in the following table.

NAME	MINIMUM	TARGET	MAXIMUM

Dr. Curlander	$ 472,500	$ 1,575,000	$ 3,937,500

Mr. Rooke	195,000	650,000	1,625,000

Mr. Gamble	172,500	575,000	1,437,500

Mr. Bahous	165,000	550,000	1,375,000

The foregoing summary of the Company’s 2006-2008 LTIP is qualified in its entirety by reference to the full text of the 2006-2008 LTIP Agreement and the Company’s Stock Incentive Plan, pursuant to which the 2006-2008 LTIP awards were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXMARK INTERNATIONAL, INC.
(Registrant)

	By:	/s/ John W. Gamble, Jr.
Name: John W. Gamble, Jr.
Title: Executive Vice President and Chief Financial Officer

Date: March 17, 2006